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                                                                    EXHIBIT 99.1

                           MESABI TRUST PRESS RELEASE

New York, New York
July 12, 2001

The Trustees of Mesabi Trust (NYSE: MSB) have learned through a public announcement made on July 11, 2001 by Cleveland-Cliffs, Inc., the corporate parent of Northshore Mining Company, which is the lessee/operator of Mesabi Trust lands, that the continuing weak demand for iron ore pellets by North American steelmakers will likely necessitate a further reduction of iron ore pellet production at Northshore of approximately 500,000 additional tons in 2001. This reduction follows an announcement by Cleveland-Cliffs in early January 2001 to reduce iron ore pellet production at Northshore by approximately 700,000 tons in 2001. The Northshore facility has the capacity to produce 4.3 million tons annually, and almost that amount was produced in 2000. Cleveland-Cliffs now projects that scheduled iron ore production at Northshore in 2001 will likely only total 3.1 million tons, rather than the 3.6 million tons previously projected. No forecast of the volume of shipments of iron ore pellets in 2001 was provided.

Royalties paid to the Trust are dependent on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands. The volume of shipments of iron ore pellets by Northshore and the pellet sales prices vary from quarter to quarter and year to year based on a number of factors, including weather conditions on the Great Lakes, the requested delivery schedules of customers and general economic conditions in the iron ore industry.

This news release contains certain forward-looking statements with respect to iron ore production at Northshore in 2001, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Actual production and shipments of iron ore pellets could differ materially from current expectations due to inherent risks such as lower demand for steel, iron ore, higher steel imports, processing difficulties or other factors. Although the Mesabi Trustees believe that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:      Mesabi Trust SHR Unit
              Bankers Trust Company
              615-835-2749